PROMISSORY NOTE

$110,000.00                                                  Scottsdale, Arizona
                                                               December 31, 1998

     For valuable consideration, the receipt of which is hereby acknowledged, and to resolve an existing dispute as more fully set forth in that certain Agreement dated February 5th 1999, National Scientific Corporation, a Texas corporation, and Eden Systems Inc., an Arizona corporation (collectively "Make?'), hereby promises to pay to Shirley Bonifasi the principal sum of One Hundred Ten Thousand Dollars ($110,000.00), together with interest thereon at 10% per annum from the date of this Note until paid. Principal and accrued interest shall be paid in lawful money of the United States of America

     The principal sum of $110,000.00 and the accrued interest shall be paid in its entirety in a lump sum payment due on December 31, 2000.

     Maker shall have the right to prepay the principal balance; and accrued interest to date of payment, in one lump sum at any time without penalty.

     Maker promises to pay, in addition to the amount found due hereunder, all collection costs incurred by the holder, including reasonable attorney's fees, should the holder seek to enforce its rights under this Note, including but not limited to bringing a legal action therefore. Any legal action shall be brought in the Superior Court for the County of Maricopa, State of Arizona, and be subject to the laws of the State of Arizona.

     Maker and any endorsers hereof waive diligence, demand, presentment for payment and protest, and consent to the extension of time of payment of this Note without notice. Holder has a right to assign this Note or any interest therein, together with the collateral being provided as security therefore, without notice to Maker.

     This Note is secured by 500,000 shares of National Scientific Corporation common stock.

     DATED on the date set forth above.

                                        National Scientific Corporation,
                                        a Texas corporation

                                        By /s/ L. L. Ross
                                           -------------------------------------
                                           L.L. Ross, President
                                           Eden Systems, Inc.
                                           an Arizona corporation,

                                        By /s/ L. L. Ross
                                           -------------------------------------
                                           L.L. Ross, President